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                                EXHIBIT 10.44.1


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                                                                 Exhibit 10.44.1

                                 TRANSTAR, INC.
                           AMENDED STOCK OPTION PLAN

          The purposes of the Transtar, Inc. Stock Option Plan (this "Plan") are to promote the interests of Transtar, Inc. ("Transtar") and its stockholders by attracting and retaining key management employees of exceptional ability; to maximize Transtar's long-term success and return to stockholders; and to provide certain key management employees with a greater incentive to contribute to the success of Transtar through the award and exercise of stock options ("Options") in Transtar Class B Non-Voting Common Stock (the "Stock").

          1. ELIGIBILITY - Key management employees of Transtar and any of its subsidiaries (the "Participants") selected by the "Compensation Committee" (defined in Section 2 of this Plan) shall be eligible to participate in this Plan.

          2. COMPENSATION COMMITTEE - The Board of Directors of Transtar (the "Board") shall appoint a committee (the "Compensation Committee") consisting of some or all of the members of the Board, who shall administer this Plan and serve at the pleasure of the Board. The Compensation Committee shall have full and final power and authority to designate Participants, to determine the terms of Plan participation, to determine the restrictions on transfer applicable to the Options awarded under this Plan and to the Stock subject to the Options, to determine the treatment of dividends paid on the Stock and of compensation in lieu of dividends, to supervise the administration of and to interpret this Plan, to promulgate rules and regulations and to take all actions in connection with or relating to this Plan as it deems necessary. Any determination or action of the Compensation Committee shall be by unanimous vote of all of its members and shall be final, conclusive and binding upon all Participants and their respective heirs, executors and assigns.

          3. OPTION AWARDS - Each Participant shall receive Option awards as determined in the discretion of the Compensation Committee.

          4. ISSUANCE OF OPTIONS - The Compensation Committee shall cause the President and Chief Executive Officer of Transtar to send to the Participant a Notice (in accordance with Section 14 of this Plan), evidencing that an Option has been granted to the Participant under this Plan.

          5. RESTRICTIONS ON TRANSFER - No Option or Vested Option (defined in
Section 6(d) of this Plan) may be assigned, transferred, pledged, or hypothecated in any way, and shall not be subject to execution, attachment or similar process. An attempted assignment, transfer, pledge, hypothecation or other disposition of an Option or Vested Option contrary to these provisions, and the levy of any execution, attachment or similar process on the Option or Vested Option, shall be null and void. No provision contained in this Section 5 is intended to restrict the exercise of a Vested Option by the personal representative of the Participant upon the Participant's death.

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          6. EXERCISE OF OPTIONS - (a) No Option is eligible to be exercised until it becomes a Vested Option. Exercise of a Vested Option requires Notice to Transtar by the Participant and payment by the Participant to Transtar of $8,364.05 per share of Stock. A Vested Option may be exercised with respect to all or any number of shares of Stock that are subject to the Vested Option. A Vested Option may be exercised by the Participant at any time, or upon the occurrence of either of the events described in Section 6(e) of this Plan ("Voluntary Exercise") but, in any event, must be exercised upon the occurrence of an event described below in this Section 6(b)(c) or (f) ("Mandatory Exercise"). If Voluntary Exercise has not previously occurred, Mandatory Exercise of a Vested Option by virtue of retirement upon or after age 60 requires Notice and payment of $8,364.05 per share of Stock to Transtar by the Participant at least 180 days prior to the effective date of the retirement and entitles the Participant to (1) immediate issuance by Transtar of all or that number of shares of Stock subject to the Vested Option for which the Participant exercises the Vested Option and (2) a subsequent payment (the "Payment") upon retirement determined in accordance with the formula set forth in Section 6(b)(i) of this Plan. Any other Mandatory Exercise of a Vested Option entitles the Participant to the Payment determined in accordance with the formula set forth in Section 6(b) (c) or (f) of this Plan, as applicable. All shares of stock issued under this Plan to the Participant prior to the date of such Mandatory Exercise shall be surrendered for redemption/purchase and Payment in accordance with such formula. Voluntary Exercise of a Vested Option entitles the Participant to issuance by Transtar of all or that number of shares of Stock subject to the Vested Option for which the Participant exercises the Vested Option. All Stock issued pursuant to this Plan shall be placed in a trust for the benefit of the Participant and be subject to the restrictions on transfer set forth in a Share Transfer Restriction Agreement dated as of December 28, 1988 and shall bear a legend (the "Legend") reading:

                    "The shares represented by this certificate are subject to restrictions against transfer and provisions for optional purchase and sale set forth in a Share Transfer Restriction Agreement dated as of December 28, 1988 and a Management Stock Trust Agreement. A copy of such Share Transfer Restriction Agreement and such Management Stock Trust Agreement have been filed in the registered office of Transtar, Inc., where the same may be inspected daily during business hours."

Upon occurrence of any of the events described in Section 6(b) of this Plan, the Participant shall receive Payment for the Stock held in trust, determined in accordance with the formula set forth in Section 6(b), as applicable; provided, however, that in the case of Mandatory Exercise by virtue of retirement upon or after age 60, the Participant having provided Notice and payment of $8,364.05 per share of Stock to Transtar at least 180 days prior to the effective date of the retirement, Payment to the Participant shall be made, and the amount of the Payment determined, upon the effective date of retirement.

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         In the case of retirement upon or after age 60, should any of the other events set forth in Section 6(b),(c),(e) or (f) of this Plan occur after the Participant has provided Notice and payment of $8,364.05 per share of Stock to Transtar but before the effective date of retirement, the Payment shall be made, and the amount of the Payment determined, when the exercise occurs pursuant to Section 6 (b),(c),(e) or (f) of this Plan rather than at the time when the Participant would have retired.

         If Voluntary Exercise by a Participant (other than by occurrence of either of the events described in Section 6(e) of this Plan) is followed by the retirement of the Participant less than 180 days after the Voluntary Exercise, the Payment shall be made, and the amount of the Payment determined, 180 days after the Voluntary Exercise.

         (b) A Participant's retirement, permanent and total incapacity, death or termination of employment with Transtar, shall result in a Mandatory Exercise of the Participant's "Vested Options" (as defined in Section 6(d) of this Plan). Upon Mandatory Exercise, all Vested Options shall be exercised and all Stock at any time issued under this Plan to the Participant shall be surrendered to Transtar for redemption. The amount of the Payment to the Participant will be determined pursuant to the following formula, (reduced by the amount of $8,364.05 per share of Stock where such payment has not been made to Transtar by the Participant) and will be made to the Participant in accordance with the provisions of this Plan:

     (i)  Retirement upon or after                             5.00 X Cash Flow
          attaining age 60, permanent                          - Obligations
          and total incapacity, death

    (ii)  Termination of                                       4.00 X Cash Flow
          employment with Transtar                             - Obligations

For purposes of (i) and (ii) above, the term "Cash Flow" shall mean, for the most recent three fiscal years average thereof, Transtar's earnings (before interest, taxes, depreciation and amortization) excluding any incremental effects of FAS 106 and any other non-cash charges and credits, less its capital expenditures, and the term "Obligations" shall mean the sum of the total principal amount of Transtar's outstanding debt and the total liquidation value of Transtar's outstanding preferred stock.

         The formula expressed above represents a fair measure of market value for the Stock. The Board will periodically assess the continued relevancy of the formula taking into account any significant transactions or events that may have an impact on the market value of the Stock.

(c) Notwithstanding the preceding, if any entity shall become the owner of substantially all of the stock of Transtar (other than the Stock subject to this Plan) Mandatory Exercise of all of the Options of each Participant shall occur, solely at the option of Transtar; provided, however, that in such event, the amount of the Payment shall not be pursuant to the above formula but rather

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shall be determined on the basis of the per share price paid by the new owner for the stock of Transtar acquired in the transaction pursuant to which such new owner becomes the owner of substantially all of the stock of Transtar, less $8,364.05 per share of Stock. Upon Mandatory Exercise pursuant to this Section 6(c) and as a precondition to Payment, all Vested Options shall be exercised and all shares at any time issued under this Plan to the Participant shall be surrendered to Transtar for redemption.

         (d) A Participant's Options awarded to him hereunder shall vest upon the earlier of (i) the occurrence of any of the events described in Section 6
(c)(e) or (f) or (ii) pursuant to the following schedule ("Vested Options"):

                  5-Year                              Percentage of Option
             Vesting Schedule                        which is Vested Option
             ----------------                        ----------------------
             December 28, 1994                                20%
             December 28, 1995                                40%
             December 28, 1996                                60%
             December 28, 1997                                80%
             December 28, 1998                                100%

Notwithstanding the foregoing schedule, a portion of a Participant's Option shall automatically become a Vested Option upon his retirement on or after attaining age 60 or upon his permanent and total incapacity or death (such portion shall be determined on a pro rata basis, in proportion to the number of years during the 5-year vesting schedule period before his retirement, incapacity or death to the entire 5-year period). The Restrictions on Transfer described in Section 5 of this Plan shall continue after an Option vests.

         (e) Notwithstanding anything to the contrary in paragraphs (c) and (d) above, all of a Participant's Vested Options shall become exercisable, upon the occurrence of either of the following events:

          (i) An initial public offering ("IPO") of the stock of Transtar; or

         (ii) The Compensation Committee makes an exception in its discretion.

In the event of an IPO of the stock of Transtar, all Options, whether Vested or unvested and whether issued prior to the date of the IPO or thereafter, shall expire if not exercised on or before the tenth anniversary of the date of the IPO.

          (f) A Mandatory Exercise of all Vested Options of a Participant shall occur upon a sale by Transtar Holdings, L.P. or any of its successors in interest ("Holdings") and/or USX Corporation ("USX") of its shares of Transtar to a third party, solely at the option of such third party. In such an event, the amount of the Payment to the Participant shall be determined by

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multiplying the number of shares of Stock by the same price per share as is received from such third party by Holdings or USX, as the case may be, less $8,364.05 per share of Stock. Upon Mandatory Exercise pursuant to this Section 6(f) and as a precondition to Payment, all Vested Options shall be exercised and all shares at any time issued under this Plan to the Participant shall be surrendered to the third party for purchase.

          7. DIVIDENDS - (a) Cash dividends paid on the Stock issued pursuant to a Vested Option that has been exercised, and compensation in lieu of dividends in an amount equal to dividends that would have been paid on the Stock subject to an Unvested Option, shall be paid to a trust for the benefit of the Participant. Distribution of such cash dividends and compensation in lieu of dividends shall be made to the Participant from the trust, in the case of a Vested Option that has been exercised, immediately, and in the case of Stock subject to an Unvested Option, when the Option becomes vested.

   (b) Compensation in lieu of dividends in an amount equal to dividends that would have been paid on the Stock subject to a Vested Option that has not been exercised, shall be paid directly to the Participant.

          8. CHANGES IN CAPITAL STRUCTURE - In the event of a stock split, reverse stock split, stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, combination, reclassification, liquidation, or the occurrence of any of the events described in Section 6 (c), (e) or (f) of this Plan after the effective date of this Plan, which results or would result in a change in the kind or number of shares of Stock subject to Options or Vested Options, a proportionate adjustment shall be made in the number and kind of shares of Stock subject to all Options and Vested Options for the purpose of, and before determining the amounts of, dividends, compensation in lieu of dividends, issuance of Stock, and any Payment to a Participant.

          9. LAPSED OPTIONS - (a) If, Mandatory Exercise of a Vested Option pursuant to Section 6 (b), (c) or (f) of this Plan, would result in a net Payment per share of less than $1, the Vested Option shall lapse.

         (b) Any Options awarded to a Participant which have not become Vested Options upon a Mandatory Exercise as described in Section 6 (b), (c) or (f) of this Plan, shall lapse.

         (c) All Options and Vested Options of a Participant shall lapse and all Stock issued under this Plan to the Participant shall be redeemed, if such Participant's employment with Transtar is terminated for cause. Payment to the Participant for such shares redeemed shall be the amount paid by the Participant upon exercise of the Option ($8,364.05), less any amounts owed to Transtar or any of its subsidiaries by the Participant or that are subject to a right of recovery from the Participant by Transtar or any of its subsidiaries. For purposes of the initial sentence of this Section 9(c), the definition of the term "cause" shall be determined by the Compensation Committee; provided, however, if the Participant has an employment agreement with Transtar

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which provides a definition of the term "cause" with respect to the termination of his employment with Transtar, then such definition from his employment agreement shall be determinative for purposes of this Section 9(c).

         (d) Options and Vested Options which lapse shall be null and void upon Notice to the Participant by Transtar and shall thereafter be available for future awards, if any, to be made under this Plan.

         10. RIGHTS - Nothing in this Plan or any document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue his employment with Transtar or any of its subsidiaries.

         11. AMENDMENTS, MODIFICATION, DISCONTINUANCE AND TERMINATION - The Board may from time to time amend, modify, discontinue or terminate this Plan or any provision hereof.

         12. APPLICABLE LAW - This Plan, all related documents, agreements and instruments and all actions taken hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

         13. EFFECTIVE DATE AND TERMINATION - The effective date of this Plan shall be December 29, 1993 and this Plan shall be in effect until terminated by the Board.

         14. NOTICES - Any Notice under this Plan shall be in writing, and if to Transtar, shall be delivered to the General Counsel of Transtar or mailed to its principal office, 135 Jamison Lane, Monroeville, Pennsylvania, 15146 (or such other address as Transtar shall later designate) addressed to the General Counsel, and if to a Participant, shall be delivered personally or mailed to the Participant at his address appearing in the records of Transtar. Notice mailed to a Participant shall be deemed effective when deposited in the United States mails, postage prepaid. Notice mailed to Transtar shall be deemed effective when received in the offices of its General Counsel.

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